AM Communications, Inc.

1900 AM Drive

Quakertown, PA 18951-2107                                                     [AM Communications LOGO]

Press Release

AM’s Investor Relations Contact:

    Pat Eynon

    Phone: 215-538-8705

    Fax: 215-538-8773

    peynon@amcomm.com

AM Communications Files for Chapter 11 Bankruptcy Protection

Quakertown, Pennsylvania, August 28, 2003 — AM Communications, Inc. (OTCBB: AMCM.PK), today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. During the last several months the Company has explored various strategic options to restructure its financing and reorganize its business units in order to return to profitability. The Company has concluded that it will be best to complete its restructuring and reorganization within the bankruptcy process.

The Company also announced that LaSalle Business Credit, LLC has agreed to provide up to $9,000,000 of debtor-in-possession financing to the company subject to court approval. With this financing the Company hopes to complete strategic sales of certain assets of the Company.

AM Communications, Inc.

1900 AM Drive

Quakertown, PA 18951-2107                                                     [AM Communications LOGO]

AM Communications Files for Chapter 11Bankruptcy Protection

“We fully expect to continue to meet our customers’ needs and provide the high level of service that our customers expect while we operate in bankruptcy,” stated Lawrence Mitchell, President and CEO of the Company. “We will strive to move through the bankruptcy process as quickly and as seamlessly as possible, and our primary focus will be on minimizing the impact of the restructuring process on our customers, employees, subcontractors and other business partners.”

AM’s Chapter 11 filing and the motions that have been made with the Bankruptcy Court, if approved, will allow AM and its subsidiaries to operate in the normal course, including meeting the normal employee payroll, paying necessary vendors and subcontractors and maintaining product development and shipment schedules.

AM Communications, Inc., located in Quakertown, Pennsylvania, is a leading supplier of software-driven network reliability solutions for HFC broadband network enterprises. AM’s advanced systems and service offerings employ leading-edge technologies that embody the Company’s 25+ years of HFC experience and expertise. Through its wholly owned subsidiary, AM Broadband Services, Inc., AM provides technical services and solutions that are software-optimized for the telecommunications industry. Services include design, infrastructure development, system activation and certification, network reliability and residential “last mile” fulfillment services. Through a strategic partnership with NeST Technologies, AM is the only systems and services provider in the broadband sector that has CMM Level 5 credentials for software development. Visit us at www.amcomm.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including but not limited to: the approval by the Bankruptcy Court of the restructuring plan, the Company’s ability to successfully operate under the plan once approved and implemented, the Company’s ability to comply with the terms of the debtor-in-possession financing, and the Company’s ability to maintain its customer relationships. © Copyright 2003 AM Communications, Inc. The AM logo is a registered trademark of AM Communications, Inc.

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